Exhibit (6)(g)

PLEDGE AND SECURITY AGREEMENT

Agreement:	This Pledge and Security Agreement

Effective Date:	April 6, 2015

Borrower:	We-Commerce Holdings, LLC, a Texas limited liability company

Lender:	BeautyKind, LLC, a Texas limited liability company

Lender may sometimes be referred to herein as “Secured Party”.

License Agreement:	Exclusive Market Agreement and Non-Exclusive License (“License Agreement”) executed by and between Borrower and Lender on or about April 6, 2015.

Asset Purchase Agreement:	The Asset Purchase Agreement executed by and between Borrower and Lender on or about April 6, 2015. The License Agreement and Asset Purchase Agreement are sometimes collectively referred to herein as the “Loan Agreement”.

Note Amount:	$2,260,000.00

Collateral:	Generally described as the customer data, customer lists, technology and Intellectual Property (including capitalized software and website development) purchased and/or licensed by Borrower from Lender pursuant to the License Agreement, and Asset Purchase Agreement executed on or about April 6, 2016 and attached hereto as Exhibit “A”, such listed assets herein and therein are specifically included as “Collateral”.

ACCORDINGLY, Borrower and Secured Party hereby agree as follows:

1.	ADDITIONAL TERMS AND DEFINITIONS.

a.	Terms Defined in Loan Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.

b.	Terms Defined in Texas Uniform Commercial Code. Terms defined in the Texas Uniform Commercial Code which are not otherwise defined in this Security Agreement are used herein as defined in the Texas Uniform Commercial Code as in effect on the date hereof.

c.	Definitions of Certain Terms. As used in this Security Agreement, the following terms shall have the following meanings:

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Definitions:

“Accounts” means and shall include, without limitation, each of the following, whether now owned or hereafter acquired by Borrower: (i) a right to receive payment of a monetary obligation, whether or not earned by performance; (ii) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; (iii) for services rendered or to be rendered; (iv) all rights of Borrower to payment for goods sold or leased or services rendered or the license of intellectual property; (v) all accounts receivable of Borrower; (vi) all security pledged, assigned, or granted to or held by Borrower to secure any of the foregoing, (vii) all Chattel Paper; and (viii) all Instruments.

“Borrower” includes Borrower's successors and assigns.

“Documents” means any “document”, as such term is defined in Section 9.102(a)(30) of the UCC, now owned or hereafter acquired by Borrower, including without limitation any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Equipment” means any “equipment”, as such term is defined in Section 9.102(a)(33) of the UCC, now owned or hereafter acquired by Borrower now owned or hereafter acquired by Borrower and any and all additions, substitutions, and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment, and accessories installed thereon or affixed thereto.

“Fixtures” means all goods which become so related to particular real estate that an interest in such goods arises under any real estate law applicable thereto, including, without limitation, all trade fixtures.

“General Intangibles” means any “general intangibles”, as such term is defined in Section 9.102(a)(42) of the UCC, now owned or hereafter acquired by Borrower and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by Borrower: (a) all of Borrower's trade secrets, Intellectual Property, registrations, renewal rights, goodwill franchises, licenses, permits, proprietary information, customer lists, designs, and inventions, (b) all of Borrower's books, records, data, plans, manuals, computer software, and computer programs, (c) all of Borrower's contract rights, partnership interests, joint venture interests, securities, deposit accounts, investment accounts, certificates of deposit, and investment property, (d) all rights of Borrower to payment under letters of credit and similar agreements, (e) all tax refunds and tax refund claims of Borrower, (f) all choses in action and causes of action of Borrower and all judgments in favor of Borrower, (g) all rights and claims of Borrower under warranties and indemnities, and (h) all rights of Borrower under any insurance, surety, or similar contract or arrangement.

“Intellectual Property” means the copyrights, customer data, customer lists, technology, software and website, and website development, code, copyright licenses, patents, patent licenses, trademarks, and trademark licenses now owned or hereafter acquired by Borrower purchased by Borrower from Lender pursuant to the License Agreement and/or Asset Purchase Agreement.

“Obligations” means:

a.	Borrower's obligations and indebtedness under the Loan Agreement, and this Security Agreement;
b.	all other obligations, indebtedness, and liabilities of Borrower, or any affiliate of Borrower under common control as Borrower, to Lender, now existing or hereafter arising; and

“Other Collateral” means any property of Borrower, other than real estate, not included within the defined term Collateral, it being intended that the Collateral include all property purchased by Borrower from Lender under the License Agreement and Asset Purchase Agreement.

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“Proceeds” means any “proceeds,” as such term is defined in Section 9.102(a)(65) of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to Borrower from time to time with respect to any of the Collateral, and (b) (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments, or Commercial Tort Claims, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as the same has been or may be amended or revised from time to time, or, if so required with respect to any particular Collateral by mandatory provisions of applicable law, as in effect in the jurisdiction in which such Collateral is located.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

2.	GRANT OF SECURITY INTEREST.

a.	Security Interest. Borrower hereby pledges, assigns and grants to Secured Party (including their Affiliates), a security interest in all of Borrower's right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

b.	Borrower Remains Liable. Notwithstanding anything to the contrary contained herein, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its respective duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

c.	Authorization to File Financing Statements. Borrower hereby irrevocably authorizes Secured Party at any time and from time to time to file in any UCC jurisdiction any financing statements and amendments. Borrower agrees to furnish any such information to Secured Party promptly upon request.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Secured Party that:

a.	Title. Authorization. Validity and Enforceability. Borrower has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to Secured Party the security interest in such Collateral pursuant hereto. The execution and delivery by Borrower of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of Borrower and creates a security interest which is enforceable against Borrower in all now owned and hereafter acquired Collateral. When financing statements have been filed in the appropriate offices against Borrower, Secured Party will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing.

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b.	Conflicting Laws and Contracts. The execution and delivery by Borrower of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, and Borrower’s compliance with the terms and provisions hereof will not violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower; (ii) Borrower's articles or certificate of incorporation, bylaws, articles of organization or operating agreement; (iii) any indenture, instrument or agreement to which Borrower is a party or is subject.

c.	Principal Location. Borrower's mailing address, the location of its chief executive office, the location of the books and records relating to the Receivables, all business locations, and the location of the Collateral.

d.	Litigation. There is no litigation investigation or governmental proceeding threatened against Borrower or any of its properties which if adversely determined would have a material adverse effect on the Collateral or the financial condition, operations, or business of Borrower.

e.	No Other Names. Borrower has not conducted business under any name except the name in which it has executed this Security Agreement.

f.	No Event of Default. No Event of Default exists.

4.	COVENANTS. From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

i.	General Inspection. Borrower will permit Secured Party, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of Borrower relating to the Collateral and (iii) to discuss the Collateral and the related records of Borrower with, and to be advised as to the same by, Borrower's officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as Secured Party may determine, and all at Borrower's expense.

ii.	Taxes. Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral.

iii.	Records and Reports: Notification of Event of Default. Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to Secured Party such reports relating to the Collateral as Secured Party shall from time to time request.

iv.	Financing Statements and Other Actions: Defense of Title. Borrower will execute and deliver to Secured Party all financing statements and other documents and take such other actions as may from time to time be requested by Secured Party in order to maintain a first perfected security interest in the Collateral. Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Secured Party in the Collateral and the priority thereof. Borrower will not create, incur, or suffer to exist any Lien on the Collateral except the security interest created by this Security Agreement.

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v.	Disposition of Collateral. Borrower will not sell, lease or otherwise dispose of the Collateral; provided, however, Borrower may dispose of Inventory and Accounts and collect proceeds in the ordinary course of business until such time as Borrower receives a notice from Secured Party as provided for herein.

vi.	Change in Location. Jurisdiction of Organization or Name. Borrower shall have given Secured Party not less than 30 days' prior written notice of a change in location of the Collateral, records relating to the Collateral, Borrower’s place of business, or change in jurisdiction of organization, and the Secured Party shall have determined that such change will not adversely affect the validity, perfection or priority of Secured Party's security interest in the Collateral.

b.	Borrower shall:

i.	Cause each mortgagee of real property owned by Borrower (upon request by Secured Party) and each landlord of real property leased by Borrower to execute and deliver instruments satisfactory in form and substance to Secured Party by which such mortgagee or landlord waives their rights, if any, in the Collateral, or subrogates their rights, if any, in the Collateral, to the rights of Secured Party.

ii.	Comply with all applicable laws, rules, regulations, and orders of any court or governmental authority.

iii.	From time to time, upon the request of Secured Party, and at the sole expense of Borrower, promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may deem necessary or desirable to preserve and perfect its security interest in the Collateral.

iv.	Borrower will do all things necessary to maintain, preserve, protect and keep the Collateral in good repair and working and saleable condition.

c.	Instruments. Securities. Chattel Paper, and Documents. Borrower will (i) deliver to Secured Party immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments (if any then exist), (ii) hold in trust for Secured Party upon receipt and immediately thereafter deliver to Secured Party any Chattel Paper, Securities and Instruments constituting Collateral.

5.	DEFAULT.

a.	Acceleration and Remedies. Upon the occurrence of an Event of Default under the Loan Agreement or any other Loan Document, Secured Party may exercise any or all of the following rights and remedies:

i.	Those rights and remedies provided in this Security Agreement, the Loan Agreement, or any other Loan Document.

ii.	Those rights and remedies available to a secured party under the UCC or under any other applicable law.

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iii.	Sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Secured Party may deem commercially reasonable.

b.	Borrower's Obligations Upon Event of Default. Upon the request of Secured Party after the occurrence of an Event of Default, Borrower will:

i.	Assembly of Collateral. Assemble and make available to Secured Party the Collateral and all records relating thereto at any place or places specified by Secured Party.

ii.	Secured Party Access. Permit Secured Party, by Secured Party's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

c.	Waivers, Amendments and Remedies. No delay or omission of Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by Secured Party and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to Secured Party until the Secured Obligations have been paid in full.

6.	GENERAL PROVISIONS.

a.	Notice of Disposition of Collateral. Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to Borrower at least 10 days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

b.	Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of Borrower, Secured Party and Secured Party’s respective successors and assigns. Borrower shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of Secured Party, which shall not be unreasonably withheld.

c.	Taxes and Expenses. Borrower shall promptly reimburse Secured Party for any and all out-of-pocket expenses and internal charges (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of Secured Party) paid or incurred by Secured Party in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral.

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d.	Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Loan Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of Secured Party which would give rise to any Secured Obligations are outstanding.

e.	Entire Agreement. This Security Agreement embodies the entire agreement and understanding between Borrower and Secured Party relating to the Collateral and supersedes all prior agreements and understandings between Borrower and Secured Party relating to the Collateral.

f.	Choice of Law. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS.

g.	Indemnity. Borrower hereby agrees to indemnify secured party and its respective successors, assigns, agents, attorneys, and employees, from and against any and all liabilities, damages, penalties, suits, costs, end expenses of any kind and nature imposed on, incurred by or asserted against secured party in any way relating to or arising out of this Security Agreement.

h.	Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in the Loan Agreement. Borrower and Secured Party may change the address for service of notice upon it by a notice in writing to the other parties.

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IN WITNESS WHEREOF, Borrower and Secured Party have executed this Security Agreement as of the date first above written.

Lender:

BeautyKind, LLC

By:	/s/ J. Hilburn Davis, IV
J. Hilburn Davis, IV, authorized manager

Borrower:

We-Commerce Holdings, LLC

By:	/s/ J. Hilburn Davis, IV
J. Hilburn Davis, IV, authorized manager

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EXHIBIT A

Please see Exhibits 6(a) and 6(b)

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